Exhibit 4.1

Certain information has been omitted from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The omissions have been indicated by (“[...]”).

BUSINESS PARTNERSHIP AGREEMENT AND OTHER COVENANTS

This Business Partnership Agreement and Other Covenants (“Agreement”) is entered by and between:

I.       BANCO SANTANDER (BRASIL) S.A., financial institution incorporated and existing under the laws of Brazil, with principal place of business at Avenida Presidente Kubitschek, No. 2,041 and 2,235, Block A, Vila Olímpia, City of São Paulo, Sate of São Paulo, Zip Code 04543-011, duly enrolled with the National Register of Legal Entities (CNPJ) under No. 90.400.881/0001-02, herein represented pursuant to its bylaws (“Santander Brasil”); and

II.       GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A., closely held corporation, with principal place of business at Av. Pres. Juscelino Kubitschek, No. 2041 - suite 121, Block A Cond. WTORRE JK, Vila Nova Conceição, City of São Paulo, State of São Paulo, Zip Code 04543-011, duly enrolled with the CNPJ under No. 10.440.482/0001-54, herein represented pursuant to its bylaws (“Getnet”).

Santander Brasil and Getnet are individually referred to as “Party” and, collectively, as “Parties”.

RECITALS:

(i)       WHEREAS Santander Brasil is a multiservice bank duly authorized to operate by the Central Bank, which provides financial services to the general public, pursuant to the regulations in force;

(ii)       WHEREAS Getnet is a payment institution that acts as an acquirer and issuer of digital currency, duly authorized to operate by the Central Bank, which provides merchants with a solution for payments in physical and digital environments, financial services and business processing management solutions;

(iii)       WHEREAS, on March 31, 2021, Santander’s and Getnet’s shareholders approved, at an extraordinary general shareholders’ meeting, the segregation of the equity interest held by Santander Brasil in Getnet, a wholly owned subsidiary of Santander Brasil, through a partial spin-off from Santander Brasil and the merger of the spun-off portion into Getnet (“Spin-Off”), subject to approval by the Central Bank;

(iv)       WHEREAS the Parties wish to establish a business partnership with each other, within the national territory, for the purpose of offering financial and payment services to their customers (“Partnership”); and

(v)       WHEREAS, through this Agreement, the Parties wish to regulate the rights and obligations related to the development and implementation of the Partnership.

NOW, THEREFORE, the Parties agree to enter into this Agreement, pursuant to the following terms and conditions, which shall bind the Parties unconditionally and irrevocably, by themselves and by their successors and assignees.

I.       DEFINITIONS AND RULES FOR INTERPRETATION

1.1.       Without prejudice to the other definitions inserted in the scope of this Agreement, the following terms and expressions, in plural or singular, shall have the definitions set forth below:

“Agreement” means this Business Partnership Agreement and Other Covenants.

“Affiliate” means, in relation to a Party, any company that, directly or indirectly, through one or more intermediaries, controls (even if jointly) or is controlled by such Party.

“Public Agent” means anyone who exercises, even if temporarily or without compensation, by election, appointment, designation, engagement or any other form of investiture or bond, mandate, position, employment or function in the entities of the direct, indirect or foundational administration of any of the Branches of the Federal Government, of the States, of the Federal District, of the Municipalities, of Territory, of a company incorporated into the public property or of an entity whose creation or funding the treasury has competed with or competes with more than fifty percent of the equity or annual revenue, being equivalent to such agents any person who represents them, even if unofficially. For the purposes of this Agreement, public agents are also considered to be those who exercise similar functions for a foreign government or before international organizations.

“Prepayment of Receivables” or “RAV” means the prepayment, for the ECs, of the amount of the Transactions carried out with Payment Instruments and already performed through the Partnership Channels.

“Electronic Signature” means electronic signature on a portal of the world wide web with a key of the Public Key Infrastructure (Infraestrutura de Chaves Públicas) – ICP Brasil.

“Central Bank” means the Central Bank of Brazil.

“Partnership Channels” means, jointly, (i) Means of Capture – POS or e-commerce, (ii) Call Center – provision of services from Santander Brasil to Getnet (iii) Automatic Contracting; (iv) Portal Minha Conta (My Account Portal); (v) Manager Portal; (vi) Logged-In Area; (vii) Getnet and SuperGet Apps e (viii) Getnet’s APIs used by Santander Brasil.

“Santander Distribution Channel” means the branches, physical spaces, digital platforms, call centers, apps, websites, among other digital media developed and/or provided by Santander Brasil, by itself or its Affiliates, and which shall be used for the purposes of offering and marketing Getnet Products within the scope of the Partnership.

“Spin-Off” has the meaning ascribed to it in the preamble to this Agreement.

“Remittance Communication” means the communication sent by Getnet to Santander Brasil and which includes all information related to the Receivables that shall be subject to prepayment by Santander Brasil.

“Special Conditions” has the meaning ascribed to it in Section 5.6.

“Automatic Contracting” means the contracting of monthly prepayment of receivables, the authorization of which is carried out only once by the customer.

“Business Day” means any day, other than a Saturday, Sunday or a day on which commercial banks are required or authorized by applicable law to remain closed in Brazil.

“Dispute” has the meaning ascribed to it in Section 18.2.

“Distribution via Santander Counter Service” has the meaning ascribed to it in Section 5.1.

“Acquiring Equipment” means all POS and PinPad according to the payment app data standard defined by PCI (Payment Card Industry) and installed by Getnet, when contracted by the EC for acceptance of a Payment Instrument.

“Merchants” or “ECs” means the merchants accredited by Getnet for the acceptance of Payment Instruments.

“Securitization Structure” has the meaning ascribed to it in Section 6.3.

“FIDC” has the meaning ascribed to it in Section 6.3.1.

“Funding” has the meaning ascribed to it in Section 6.1.

“Generation of Leads” has the meaning ascribed to it in Section 8.1.

“Getnet” has the meaning ascribed to it in the preamble to this Agreement.

“Getnet SCD” has the meaning ascribed to it in Section 6.3.

“Confidential Information” has the meaning ascribed to it in Section 15.1.

“Payment Instrument” means the physical or virtual payment instruments, issued within the scope of payment arrangements, in which Getnet acts as an acquirer.

“LGPD” means Law No. 13,709, of August 14, 2018 (General Data Protection Law).

“Bank Secrecy Act” means Supplementary Law No. 105, of January 10, 2001.

“Anti-Corruption Laws” means all Brazilian legislation that, in any way, deals with or sanctions acts against the public administration and its regulations, including, but not limited to, the Brazilian Anti-Corruption Law (Federal Law No. 12,846/2013), the Brazilian Anti-Corruption Decree (Decree No. 8,420/2015), the Conflicts of Interest Law (Federal Law No. 12,813/2013), the Federal Administrative Corruption Law (Federal Law No. 8,429/1992) and the Federal Bids and Public Contracts Law (Federal Law 8,666/1993), as well as the applicable antitrust and anti-money laundering laws. Along the same line, are included international legislations, which may eventually apply to the case, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

“Acquiring Business” means the activity of accreditation and qualification of ECs for the acceptance of electronic payment instruments, as well as payment to the EC of the amounts of the relevant business Transactions carried out, deducted from the applicable charges and commissions.

“Potential Santander Credit Operation Notice” has the meaning ascribed to it in Section 6.3.

“Combo or Insert Offers” means the prices defined, published and agreed upon by the Parties, referring to the Merchant Discount Rates and to the Rates of Prepayment of Receivables operations made available to Individuals and Merchants, taking into account the segment, target audience and volume, and Modality of Billing.

“Santander Credit Operations” means the loans and/or financing granted by Santander Brasil.

“Origination of Credit Operations” has the meaning ascribed to it in Section 7.1.

“Partnership” has the meaning ascribed to it in Recital (iv) to this Agreement.

“Indemnified Party” has the meaning ascribed to it in Section 14.1.

“Indemnifying Party” has the meaning ascribed to it in Section 14.1.

“Recipient Party” has the meaning ascribed to it in Section 15.1.

“Responsible Party” has the meaning ascribed to it in Section 14.1.

“Disclosing Party” has the meaning ascribed to it in Section 14.1.

“Losses” has the meaning ascribed to it in Section 14.1.

“Potential Customers” has the meaning ascribed to it in Section 6.1.

“Acquisition Price” means the amount to be paid by Santander Brasil for the acquisition of the Receivables belonging to the ECs and which, pursuant to this Agreement and the Term of Assignment, shall be subject to the Prepayment of Receivables to be conducted by Santander Brasil.

“Getnet Products” has the meaning ascribed to it in Section 5.3.

“Receivables” means the receivables held by the ECs against Getnet, as a result of the Transactions carried out by paying end users before the ECs, for the purpose of acquiring goods and/or services.

“Sale and Lease Reimbursement” has the meaning ascribed to it in Section 5.6.

“Rebate Reimbursement” has the meaning ascribed to it in Section 9.3.

“Fee Reimbursement” has the meaning ascribed to it in Section 5.6.

“Customer Price Reimbursement” has the meaning ascribed to it in Section 5.6.

“Santander Counter Service Compensation” has the meaning ascribed to it in Section 5.4.

“Compensation for Generation of Leads” has the meaning ascribed to it in Section 8.4.

“Compensation for Origination of Credit Operations” has the meaning ascribed to it in Section 7.4.

“Representatives” has the meaning ascribed to it in Section 15.1.

“Net Result of RAV Business” means the net result of the Prepayment of Receivables business explored in the Partnership, as calculated pursuant to Exhibit I to this Agreement.

“Santander Brasil” has the meaning ascribed to it in the preamble to this Agreement.

“Santander Integrated Account” has the meaning ascribed to it in Section 5.5.

“Registration System” has the meaning ascribed to it in Section 4.4.

“Transactions” means any and all acquisitions of goods and/or services made by the paying end users, submitted and processed electronically by Getnet using a Payment Instrument.

1.2.       Whenever required by the context, the definitions contained in this Agreement shall apply both in the singular and in the plural, and the male gender shall include the female gender and vice versa.

1.3.       The headings and titles of this Agreement are for reference convenience only and shall not limit or affect the meaning of the Sections or Sub-sections to which they apply. The recitals of this Agreement serve and assist in its interpretation and application.

1.4.       References to any document or other instruments include all their amendments, substitutions and consolidations and respective additions, unless expressly provided otherwise.

1.5.       All references to any of the Parties include their successors, beneficiaries, representatives and permitted assigns, as applicable.

II.       PURPOSE

2.1       Purpose. The purpose of this Agreement is to regulate the rights and duties of the Parties within the scope of the Partnership to be developed jointly between Santander Brasil and Getnet, in order to enable the offer of certain services and financial and payment solutions, as described in Chapter III to this Agreement.

2.2       Commercial and Operating Conditions. The Parties hereby accept and represent that they shall use their best efforts to provide each other with the commercial and operating conditions necessary for the development of the Partnership set forth herein, with due regard for the specific conditions of each service and/or solution set forth herein.

III.       PARTNERSHIP STRUCTURE

3.1       General Structure. Subject to the specific conditions set forth in this Agreement, the Partnership shall involve:

(a)	Prepayment of Receivables: feasibility by the Parties of the Prepayment of Receivables for the benefit of Merchants.

(b)	Services provided by Santander Brasil for the benefit of Getnet:

(i)	Distribution via Santander Counter Service. The distribution by Santander Brasil of Getnet Products to its customer base, through the Santander Distribution Channels and with due regard for the applicable customer eligibility criteria; and

(ii)	Provision of Funding for Getnet Credit Operations. The provision of funding, by Santander Brasil, for loans and/or financing to be granted by Getnet and/or its subsidiaries, with due regard for the specific conditions of this Agreement.

(c)	Services provided by Getnet for the benefit of Santander Brasil:

(i)	Origination of Santander Credit Operations. The indication, by Getnet, to Santander Brasil of potential customers who are interested in Santander Credit Operations, with due regard for the specific conditions set forth in this Agreement; and

(ii)	Generation of Leads. The indication, by Getnet, to Santander Brasil of potential customers who are interested in contracting services from Santander Brasil, with due regard for the specific conditions set forth in this Agreement.

3.2       Guidelines and Instructions. Without prejudice to the foregoing, the Parties undertake to observe the internal guidelines and/or instructions, previously and reasonably, provided by the other Party, as the case may be, in the exploration of each of the activities subject matter of this Agreement, in order to ensure the feasibility and consistency of the Partnership.

3.3       Lack of Exclusivity. It is hereby established that Santander and Getnet do not have any obligation of exclusivity towards the other in relation to the activities set forth in this Agreement.

3.4       The Parties hereby agree that after the twelve (12) initial months of the Partnership, they shall review the conditions of the Santander Counter Service Compensation.

IV.       PREPAYMENT OF RECEIVABLES

4.1       Assignment of the Right to Prepay Receivables. It is established that the operations of Prepayment of Receivables held by the ECs shall be carried out by Santander Brasil, directly and as the debtor of the operations with the ECs, with due regard for the terms and conditions set forth in this Agreement, and unless Getnet decides to carry out such Prepayment of Receivables operations directly or by its subsidiaries and/or if the EC decides to carry out such operations with other institutions.

4.1.1.       Therefore, Santander Brasil hereby, irrevocably and irreversibly, constitutes Getnet, according to articles 684 and 685 of the Brazilian Civil Code, as its agent, to act on behalf of Santander Brasil, for all purposes, in contracting Prepayment of Receivables operations with the ECs.

4.1.2.       The Prepayment of Receivables operations shall occur through credit assignment (without co-obligation) between Santander Brasil and the ECs, which may, at the sole discretion of Santander Brasil, be intermediated by Getnet, as agent of Santander Brasil], by means of its service channels.

4.2       Result of RAV Business. By virtue of the Prepayment of Receivables operations carried out under the terms set forth herein and considering the Partnership contemplated in this Agreement, the Parties agree to determine the Result of the RAV Business and attribute it to Genet, under the terms and conditions set forth in Exhibit I to this Agreement.

4.3       Operationalization. The Parties shall establish, by mutual agreement, the steps and other applicable obligations, in order to operationalize the Prepayment of Receivables operations contained in this Agreement.

4.4       Registration of Receivables. Santander Brasil shall only accept Receivables due to the ECs that are duly registered in registration systems validly authorized by the Central Bank (“Registration System”)

4.4.1.       The assignment of Receivables formalized through the Term of Assignment, in turn, constitutes the payment arrangement receivables negotiation, as defined by article 2, item II, of Circular 3,952, of June 27, 2018, and, therefore, must be registered in the relevant Registration System, pursuant to the aforementioned Circular.

4.5       Final Assignment of Receivables. The Parties hereby agree that, once the steps set forth in this Chapter IV are observed, as well as other steps to be agreed between the Parties, the Receivables shall be irrevocably and irreversibly transferred and assigned to Santander Brasil for the price and conditions established in the Term of Assignment and other relevant documents.

4.6       Settlement of Receivables. The Parties agree that the execution of the Term of Assignment (by the EC) shall oblige Getnet to pay Santander Brasil the amount of the Receivable on its due date, and the execution of the Term of Assignment serving as an acknowledgment of the assignment and notice by Getnet for the purposes of article 290 of the Civil Code, regardless of any notice on the part of the EC to Getnet.

4.6.1.       Getnet hereby agrees that it shall be responsible for the correct payment of the amount related to the Receivable assigned to Santander Brasil, in an account to be indicated by it in due course.

V.       DISTRIBUTION VIA SANTANDER COUNTER SERVICE

5.1       Santander Distribution Channel. Santander Brasil, within the scope of this Agreement and through the Santander Distribution Channel, may promote, disclose and market the Getnet Products to its customer base, provided that such distribution shall cover the provision of general information and the clarification of doubts related to such products (“Distribution via Santander Counter Service”).

5.1.1.       The disclosure and offering of Getnet Products shall comply with the instructions, guidelines, as well as the technical and/or commercial aspects, previously and reasonably, provided by Getnet, pursuant to this Agreement.

5.1.2.       Getnet, in turn, undertakes to provide the instructions, information and/or advertising materials necessary for the proper promotion, disclosure and offer of Getnet Products on the Santander Distribution Channel, including the characteristics, values and other related technical and commercial aspects related to such products.

5.1.3.       In addition to the Distribution services via Santander Counter Service, the Parties acknowledge and agree that Santander Brasil is committed to providing, free of charge, certain physical spaces of its units, which must be used solely and exclusively, by Getnet, for the purpose of distributing the Acquiring Equipment, under the terms set forth in the Services Agreement and Other Covenants entered into, on January 24, 2019, by and between Getnet, Itrade Marketing Smollan Brasil Ltda. and Santander Brasil, as an intervening consenting party.

5.2       Operational Aspects. The actual contracting of Getnet Products may take place directly between Santander Brasil and the customer or between Getnet and the customer, as the case may be, provided that the Parties shall agree on the specific operating procedures applicable in each situation.

5.3       Getnet Products. It is hereby established that Getnet Products cover the services and solutions set forth in Exhibit II to this Agreement, without prejudice to others that are defined by mutual agreement between the Parties by electronic mail (“Getnet

Products”).

5.3.1       By way of clarification, the new Getnet Products shall be defined and agreed between the Parties in writing, via electronic mail and with reasonable notice, with no need to amend this Agreement.

5.4       Compensation. In consideration for the Distribution service via Santander Counter Service set forth herein, Santander Brasil shall be entitled to a compensation to be paid by Getnet, according to the terms and conditions set forth in Exhibit III to this Agreement (“Santander Counter Service Compensation”).

5.5       Santander Integrated Account. With respect to Getnet customers who are also individuals and/or legal entities holding Santander Brasil accounts, Getnet undertakes to grant benefits and special commercial conditions when contracting Getnet Products (“Santander Integrated Account” and “Special Conditions”, respectively). Such Special Conditions include:

(i)	discount on the lease of Means of Capture for customers who have a volume of billing equal to or greater than that stipulated in each offer formalized and agreed between the Parties;

(ii)	reduction in the prepayment of receivables rate;

(iii)	discount on the monthly service package fee.

5.5.1.       The Special Conditions listed herein shall be granted according to the volume of billing that each customer has with the Acquiring Business.

5.6.       Reimbursement. By reason of the Special Conditions granted by Getnet in relation to the Lease, the Merchant Discount Rate and the Prepayment of Receivables Rate and the sale of Means of Capture contracted and/or acquired by customers participating in the Acquiring Business, Santander Brasil agrees to monthly reimburse Getnet the amount corresponding to (i) [...] percent ([...]%) of the amount of the leases of the Means of Capture for each EC that has been awarded the discount granted by reason of the Special Conditions of Santander Integrated Account (“Lease Reimbursement”); (ii) [...] percent ([...]%) of the amount subsidized by Getnet on the sale of the Means of Capture for each EC that has been awarded the subsidy granted by reason of the Special Conditions of the Integrated Account, corresponding to the difference between the cost of the Mean of Capture to Getnet and the sale amount charged from such EC at the time of the accreditation (“Sale Reimbursement” and, together with the “Lease Reimbursement”, “Sale and Lease Reimbursement”); and (iii) [...] percent ([...]%) of the amount resulting from the difference of the Merchant Discount Rate and the Prepayment of Receivables Rate, charged from Individuals or Merchants for the Merchant Discount Rates and Prepayment of Receivables Rate of the Combo or Insert Offers (“Fee Reimbursement” and, together with the “Lease Reimbursement” and the “Sale Reimbursement”, “Customer Price Reimbursement”).

5.6.1.       The calculation and payment of the Sale and Lease Reimbursement shall comply with the terms and conditions set forth in Exhibit IV to this Agreement.

5.7.       Lack of Exclusivity. For clarification purposes, given the lack of exclusivity set forth in Section 3.3 above, the Parties agree that Getnet may promote, disclose and market the Getnet Products through any other distribution channels owned by it or owned by third parties, as well as Santander Brasil may promote, disclose and market any third-party products.

VI.       FUNDING FOR GETNET CREDIT OPERATIONS

6.1       Funding. Santander Brasil is interested in being the funding provider for loans and/or financing to be granted by Getnet and/or its subsidiaries (“Funding”).

6.2       Operational Flow. Getnet and/or its subsidiaries shall communicate to Santander Brasil, with minimum notice to be agreed between the Parties, any and all demand for Funding and shall send Santander Brasil the necessary information for it to assess the conditions for Funding (“Potential Santander Credit Operation Notice”).

6.2.1.       Potential Santander Credit Operation Notice shall be accompanied by all the information and documents necessary for Santander Brasil to carry out the relevant analyses, as agreed between the Parties.

6.2.2.       Santander Brasil may request additional information from Getnet and/or its subsidiaries, as the case may be, that is necessary to analyze the potential granting of Funding, according to the policies of Santander Brasil.

6.2.3.       Once the necessary information has been received, Santander Brasil, within a period to be agreed between the Parties, shall inform Getnet and/or its subsidiaries of the possibility of granting Funding and the applicable conditions, including the applicable interest rate, total actual cost, deadline for the availability of resources and the need for any guarantees. If Getnet and/or its subsidiaries are in accordance with the conditions presented, the instrument necessary to formalize the granting of Funding shall be executed.

6.2.4.       If there is no expression of interest by Santander Brasil or if Getnet and/or its subsidiaries are not in accordance with the conditions presented, Getnet and/or its subsidiaries shall be free to seek funding from other sources in the financial and capital markets.

6.3       Without prejudice to the foregoing, for the specific purpose of enabling the credit operations to be carried out by Getnet Sociedade de Crédito Direto S.A. (“Getnet SCD”), the Parties hereby undertake to structure a securitization operation for receivables originated by Getnet SCD, in which Santander Brasil shall act as an investor and shall provide the necessary funding for the continuous operation of Getnet SCD (“Securitization Structure”).

6.3.1.       Alternatively to the Securitization Structure and upon prior mutual agreement, the Parties may establish a Credit Rights Investment Fund (Fundo de Investimento em Direitos Creditórios or “FIDC”) for the purpose of acquiring the receivables originated by Getnet SCD. In this context, Santander Brasil hereby agrees that it shall be responsible for subscribing and paying in the quotas issued by the said FIDC, in order to capitalize the FIDC, which shall represent a funding vehicle for Getnet SCD.

6.3.2.       In the event of establishment of the FIDC, it is hereby established that the credit operations originated by the FIDC shall be formalized via Bank Credit Certificate (Cédula de Crédito de Bancário or “CCB”) and, in a subsequent act, the respective CCBs shall be acquired by the FIDC through an special endorsement and without co-obligation by Getnet SCD in favor of the FIDC, keeping the same terms, conditions and interest executed by Getnet SCD within the scope of the operation, pursuant to art. 29, § 1, of Law No. 10,931, of August 2, 2004, as amended.

VII.        ORIGINATION OF SANTANDER CREDIT OPERATIONS

7.1       Credit Origination. Within the scope of the Partnership, Getnet may prospect and identify potential customers in its customer base (“Potential Customers”) who are interested in contracting Santander Credit Operations (“Origination of Credit Operations”).

7.1.1.       The disclosure and offer of Santander Credit Operations shall observe the instructions, guidelines, as well as any technical and/or commercial aspects, previously and reasonably, provided by Santander Brasil.

7.1.2.       Santander Brasil, in turn, undertakes to provide the instructions and/or information strictly necessary for the proper promotion, disclosure and offer of Santander Credit Operations to the Potential Customers.

7.2       Minimum Registration Data. The indication of Potential Customers referred to in the section above shall involve, at least, the collection of the documents and/or information that Getnet is obliged to collect, pursuant to the regulations in force, for the purposes of providing the accreditation services.

7.2.1       Getnet undertakes to collect the registration data properly and in accordance with regulations and legislation in force, in addition to being obligated to obtain from the Potential Customer, as applicable, the necessary authorizations to promote the sharing of information with Santander Brasil. Therefore, Getnet shall keep the Potential Customer aware, in a clear and adequate manner, of the purpose of collecting such data.

7.2.2       It is hereby established that Santander Brasil may, at its sole discretion, refuse Potential Customers, according to its internal customer acceptance policies.

7.2.3       If Santander Brasil requests additional and necessary information for the acceptance of said Potential Customer, Getnet undertakes to use its best efforts to obtain such information.

7.2.4       It is also hereby established that Getnet shall not be responsible for the accuracy and validity of the information provided in relation to Potential Customers, and Santander Brasil shall be responsible for carrying out the necessary analyzes and validations regarding the data of Potential Customers.

7.3       Contracting and Formalization. Without prejudice to the obligations described above, the Parties agree that the actual contracting of Santander Credit Operations shall be provided and formalized directly between Santander Brasil and the Customer, in such a way that Getnet has no responsibility and/or obligation in relation to this step.

7.3.1       Once the formalization and contracting of Santander Credit Operations with the Potential Customer has been completed, Santander Brasil agrees to communicate Getnet in writing, i.e., in a systemic manner and/or by exchanging files.

7.4       Compensation. In consideration for the Credit Operations Origination services, Getnet shall be entitled to receive a compensation to be calculated based on the indications and actual Credit Operations generated in a given period, for the benefit of Santander Brasil, with due regard for the specific terms and conditions set forth in Exhibit V to this Agreement (“Compensation for Origination of Credit Operations”).

7.5       Lack of Exclusivity. For clarification purposes, given the lack of exclusivity set forth in Section 3.3 above, the Parties agree that Getnet may provide activities similar to those set forth in this Chapter to other third parties, including financial institutions, without applying any liens or penalties.

VIII.        GENERATION OF LEADS

8.1       Generation of Leads. Within the scope of the Partnership, Getnet may identify Potential Customers who are interested in contracting services from Santander Brasil (“Generation of Leads”).

8.2       Minimum Registration Data. The indication of Potential Customers referred to in the section above shall involve, at least, the submission of the documents and/or information that Getnet is obliged to collect, pursuant to the regulations in force, for the purposes of providing the accreditation services.

8.2.1.       Getnet undertakes to collect the registration data properly and in accordance with regulations and legislation in force, in addition to being obligated to obtain from the Potential Customer, as applicable, the necessary authorizations to promote the sharing of information with Santander Brasil. Therefore, Getnet shall keep the Potential Customer aware, in a clear and adequate manner, of the purpose of collecting such data.

8.2.2.       It is hereby established that Santander Brasil may, at its sole discretion, refuse to market the services, according to its internal customer acceptance policies.

8.2.3.       If Santander Brasil requests additional and necessary information for the acceptance of said Potential Customer, Getnet undertakes to use its best efforts to obtain such information.

8.2.4.       It is also hereby established that Getnet shall not be responsible for the accuracy and validity of the information provided in relation to Potential Customers, and Santander Brasil shall be responsible for carrying out the necessary analyzes and validations regarding the data of Potential Customers.

8.3       Contracting and Formalization. Without prejudice to the obligations described above, the Parties agree that the actual contracting of the services shall be provided and formalized directly between Santander Brasil and the Customer, in such a way that Getnet has no responsibility and/or obligation in relation to this step.

8.3.1.       Once the formalization and contracting of the accreditation and/or current account services with the Potential Customer has been completed, Santander Brasil agrees to communicate Getnet.

8.4       Compensation. In consideration for the services of Generation of Leads, Getnet shall be entitled to receive a compensation to be calculated based on the indications and actual contracts generated in a given period, for the benefit of Santander Brasil, with due regard for the specific terms and conditions set forth in Exhibit VI to this Agreement (“Compensation for Generation of Leads”).

8.5       Lack of Exclusivity. For clarification purposes, given the lack of exclusivity set forth in Section 3.3 above, the Parties agree that Getnet may provide activities similar to those set forth in this Chapter to other third parties, including financial institutions, without applying any liens or penalties.

IX.       GETNET REBATE

9.1.       Rebate. Getnet may grant incentives and/or special commercial conditions to certain customers when contracting services related to the Acquiring Business, with the purpose of attracting and retaining such customers, including in the context of the prospecting efforts set forth in Chapters VII and VIII above (“Getnet Rebate”). By way of clarification, the Getnet Rebate may be granted both for acquisition purposes and for purposes of retaining Strategic Customers, including in cases of renewal of an existing business relationship.

9.1.1.       In the case of Getnet Rebate granted to Strategic Customers (as defined below), Santander Brasil, by reason of its commercial interest in prospecting and/or retaining such customers by Getnet, undertakes to reimburse [...] percent ([...]%) of the amounts disbursed and/or paid by Getnet as a Getnet Rebate, according to the conditions set forth in this Agreement (“Rebate Reimbursement”).

9.1.2.       For the purposes of this section, “Strategic Customers” shall be considered as those who, cumulatively, [...]. Santander Brasil shall, within 30 Business Days counted as from the date hereof, inform Getnet which customers are currently considered Strategic Customers and shall promptly, within 10 Business Days, inform Getnet of any inclusion or exclusion from such list.

9.1.3.       The Getnet Rebate to be subject to the Rebate Reimbursement shall be limited to [...]% of the total amount of the Transactions, on which the Merchant Discount Rate (MDR) charged by Getnet is levied, and shall be granted by Getnet, upon deduction of the amounts owed by the Strategic Customer, as MDR. In cases where the compensation to be considered exceeds [...]%, this percentage shall also be explicitly approved.

9.2.       Calculation and Reimbursement. The determination of the Getnet Rebate volume granted to Strategic Customers, as well as the calculation and form of the Rebate Reimbursement, shall comply with the terms and conditions set forth in Exhibit VII to this Agreement.

9.3.       Exceptions. There shall be no reimbursement, by Santander Brasil, when the granting of the discount in Acquiring Business is made to a customer who is not a Strategic Customer or under conditions different from those set forth in this Agreement.

X.       COMPENSATION

10.1       Compensation of the Parties. The Parties understand that the activities explored within the scope of the Partnership present different commercial and financial rationales which, in turn, result in different forms and flows of compensation. Therefore, it is established that the compensation of the Parties shall comply with the terms and conditions set forth in the specific Exhibits of each line of business, according to the activities developed by each of the Parties and without prejudice to the general rules set forth in this Section X.

10.2       Calculation. The Parties undertake to use their best efforts to enable the calculation and payment of the amounts due to the other Party within the scope of this Agreement, obliging themselves to:

(i)       prepare standardized spreadsheets, covering in an understandable way the costs, expenses, revenues and/or compensation, as the case may be, inherent to the activities explored within the scope of the Partnership;

(ii)       provide, in a timely manner, the spreadsheets to the other Party, whenever necessary and/or requested by it;

(iii)       timely correct any errors and/or inconsistencies identified in said spreadsheets;

(iv)       use in good faith and understandings with the other Party for the purpose of clarification and mutual agreement regarding the amounts due under the terms of this Chapter X and the Exhibits to the Agreement.

10.3       Conditions of Payment. The payment of the compensation, revenues, reimbursements and other amounts arising from this Agreement shall be made by means of an Electronic Funds Transfer to the current account held by each of the Parties, the transfer receipt serving as proof of payment of the amount due.

10.3.1.       Each of the Parties shall issue the respective invoices for the provision of services provided by it within the scope of the Partnership or other document agreed between the parties observing the legislation in force, in the calculated amount and with due regard for the frequency of each service, which shall be sent for payment within ten (10) Business Days after receiving the necessary data for issuance.

10.3.2.       In the event that Santander Brasil or Getnet, as the case may be, made an overpayment or underpayment due to an error that is subsequently duly recognized by mutual agreement between the Parties, said amount (i) if overpaid, shall be deducted from any future payments to be made by Santander Brasil to Getnet (or by Getnet to Santander Brasil, as the case may be) or, if there is no sufficient payment flow to offset all the amounts, a reimbursement shall be made within thirty (30) days after Santander Brasil or Getnet, as the case may be, is notified about it; or (ii) if underpaid, it shall be computed in the next calculation period.

10.4       Dispute Resolution. The Parties agree that, before starting an arbitration to resolve any Dispute regarding any amounts due, they shall attempt to negotiate an amicable settlement agreement for said Dispute, within a period not exceeding sixty (60) days counted as from the receipt by a party of notice on the existence of the Dispute, sent by the other Party.

10.5       Fine for Default. In the event of a default on the monthly payment by Getnet or Santander Brasil, as the case may be, should be added to the amount due, from the maturity date of the obligation payable, a fine of two percent (2%), interest of one percent (1%) per month, calculated pro-rata-temporis from the maturity date to the actual payment date, and adjustment for inflation by the General Market Price Index (IGPM) published by Fundação Getúlio Vargas.

XI.       OBLIGATIONS OF THE PARTIES

11.1       Obligations of the Parties. Without prejudice to the other obligations set forth in this Agreement, each of the Parties undertakes to, throughout the term of this instrument:

(i)       make all necessary efforts to enable the Partnership;

(ii)       carry out its activities set forth in this Agreement with quality, diligence and prudence, as well as fully comply with the terms and conditions of the exhibits hereof;

(iii)       provide and maintain the structures and systems necessary to enable the subject matter of the Partnership;

(iv)       provide qualified professionals to carry out the activities defined in this Agreement, ensuring a professional, agile, gentle and ethical service to customers and Potential Customers, as well as preserving the good image and reputation of the other Party;

(v)       observe, respect and comply with any and all laws, regulations and instructions applicable to their respective activities, including, but not limited to, the consumer protection rules, the rules and regulations issued by the Central Bank;

(vi)       keep the other Party informed about any relevant matter of its knowledge that implies a change in any of the activities subject matter of this Agreement, especially the occurrence of any bankruptcy, reorganization or liquidation process;

(vii)       correctly and timely pay its labor and social security obligations related to its employees, as well as any charges, fees and contributions related to its partners, employees and its activity, providing to the other Party or to the relevant authorities, whenever required with plausible justifications, copies of the respective receipts and forms for proof of good standing. In the event of any dispute arising from its labor and social security obligations relating to its employees, keep the other Party automatically exempt from any liability;

(viii)       provide the other Party with all information, documents and other materials reasonably requested for the good and faithful performance of its activities set forth in this Agreement, provided that if the other Party is required to submit any information regarding the Partnership to any regulatory authority, including, but not limited to, the Central Bank and the Brazilian Federal Revenue Office, each Party undertakes to use its best efforts to assist the other Party in performing this obligation, providing the information and documents that are of its knowledge or that are in its possession, within five (5) Business Days counted after receiving the express request of the other Party in this regard;

(ix)       be fully responsible for obtaining the relevant regulatory authorizations necessary for the purposes of the activities set forth in this Agreement; and

(x)       fully comply with the LGPD and the Bank Secrecy Act.

11.2       Good Faith. The Parties undertake to act in good faith, being diligent and taking all reasonably necessary measures to comply with their responsibilities set forth this Agreement.

XII.       USE OF TRADEMARKS

12.1       Use of Trademarks. The Parties agree that, within the scope of this Agreement, their respective trademarks may be used, in accordance with applicable law, acknowledging and agreeing that:

(a)       Any and all forms of use of the other Party’s trademarks shall be, previously and expressly, approved by the Party to which the respective trademark belongs, under penalty of indemnification for the losses and damages suffered by the aggrieved Party;

(b)       It is forbidden for a Party to assign, license, sell, trade or otherwise transfer the use of the other Party’s trademark to any third parties, as well as assist third parties to contest or, in any way, impair, directly or indirectly, the validity of the name and trademarks of the other Party;

(c)       Each of the Parties must ensure the good use of the other Party’s trademark and undertake to prevent the use of the other Party’s trademark in operations or services: (i) offensive or harmful to ethics, morals and good customs; and/or (ii) that may denigrate the integrity and reputation of the Trademark; and/or (iii) that in any way result in violation of the provisions of the Brazilian law, especially those referring to consumer protection; and

(d)       It shall not use the other Party’s Trademark in a way different from that approved by the Party to which the respective trademark belongs, provided that such authorization must be understood in a restrictive manner.

12.2       Santander Brasil Obligations. Without prejudice to the foregoing and unless otherwise agreed between the Parties, Santander Brasil agrees to use the name and trademarks of Getnet solely and exclusively to promote and/or enable the services, solutions and activities explored within the scope of the Partnership, respecting the characteristics of the trademarks, Getnet’s intellectual property rights and the applicable legislation.

12.3       Getnet Obligations. Without prejudice to the foregoing and unless otherwise agreed between the Parties, Getnet agrees to use the name and trademarks of Santander Brasil solely and exclusively to promote and/or enable the services, solutions and activities explored within the scope of the Partnership, respecting the characteristics of the trademarks, Santander Brasil’s intellectual property rights and the applicable legislation.

XIII.       TERM OF EFFECTIVENESS

13.1       Term of Effectiveness. The terms of this Agreement are retroactive as from January 1st, 2021, and shall continue in full force and effect for an indefinite period.

13.2       Notice. Any Party hereto may terminate this Agreement, without cause, at any time, upon prior written notice to the other Party, at least one (1) year in advance, without the Party incurring, in this case, any expenses and/or penalties, whether by way of indemnification, fine or any other claim, being only due the performance by the Parties of all obligations arising up to the last day of effectiveness of the prior notice.

13.3       Termination. Any non-breaching Party may terminate this Agreement, upon simple notice to the other Party, in the following cases:

(i)       Adjudication of bankruptcy, file for court or out-of-court reorganization, as well as liquidation process of the other Party;

(ii)       Declared insolvency of the other Party;

(iii)       Revocation of any license issued by a governmental authority, which is mandatory for the provision or continuity of the subject matter of this Agreement;

(iv)       Enactment of laws or regulations, or issuance of a governmental order prohibiting one or more of the Parties from complying with their obligations under this Agreement;

(v)       Assignment or transfer of this Agreement by one of the Parties without the prior consent of the other Party; or

(vi)       In the event of non-compliance, by any of the Parties, with any of the sections of this instrument, not remedied in accordance with the procedure set forth in Section 13.3.1 below, without prejudice to the indemnification for losses and damages arising from the breach of contract, determined by means of own judicial measure.

13.3.1. In the event of breach of contract set forth in item 13.3(vi) above, by any of the Parties, the non-breaching Party shall notify the breaching Party, warning of the breach of this Agreement and summoning the breaching Party to comply with its obligation within a maximum period of fifteen (15) days, under penalty of unilateral termination.

13.4       Transition Process. In the event of termination of this Agreement, for any reason, the Parties undertake to use joint efforts to implement a transition plan for the services and/or activities subject matter of this Agreement to other partners and/or institutions (“Transition Process”).

13.4.1. By way of clarification, said Transition Process shall involve all the necessary adjustments for the complete transfer of activities, including operational, commercial and contractual adjustments. If the Parties deem it necessary and by mutual agreement, the term of effectiveness of the Agreement may also be extended in order to enable the completion of the Transition Process.

XIV.       INDEMNIFICATION

14.1       Indemnification. Each Party (“Indemnifying Party”) irrevocably and irreversibly agrees to defend, indemnify and hold the other Party, its shareholders, partners, Affiliates, employees, managers, representatives, successors and assignees (“Indemnified Party”) harmless and safe from and against any and all loss, direct damage, contingency, indemnity, demand, action, legal and/or administrative proceeding, liability, obligation, penalty, fine, loss, cost, expenses, losses, interest and fees (including costs of preparation and investigation, attorneys’, consultants’ or other experts’ fees and costs of loss of suit) (“Losses”) that may be caused by the Indemnifying Party, its employees, service providers and/or third party subcontractors, as a result of the respective activities performed within the scope of this Agreement, including, but not limited to:

(i)       any act, fact or omission attributable to the Indemnifying Party, its managers, shareholders, partners, employees, affiliates, successors, agents and representatives on any account;

(ii)       non-compliance, in whole or in part, with any obligation set forth in this Agreement by the Indemnifying Party;

(iii)       acts, facts, omissions of any nature, which refer to activities individually developed by the Indemnifying Party outside the scope of this Agreement;

(iv)       operational or service failures in accordance with the terms and conditions of this Agreement; or

(v)       performance of a manifestly illegal and unlawful act by the Indemnifying Party.

14.2       The obligation of the Indemnifying Party to defend, indemnify and hold the Indemnified Party harmless in relation to any and all events mentioned above shall apply to any proceeding, claim or any demand, of any nature, made by any third party, including but not limited to, by the relevant authorities, by the institutions of payment arrangements and/or by the consumer protection bodies against the Indemnified Party, provided that the terms and conditions of this Section XIV are observed.

14.3       The obligations set forth in this Section XIV shall survive even after the termination of this Agreement, whether as a result of lapse of time, early maturity and/or any other reason.

14.4       The Parties agree that the duty to indemnify referred to in this Section XIV shall only be due after the decision of the action that has determined the payment of funds by the Indemnified Party becomes final and unappealable. Until the decision becomes final and unappealable, no amount shall be owed by the Indemnifying Party to the Indemnified Party.

14.5       With due regard for the provisions above, the reimbursement by the Indemnifying Party to the Indemnified Party shall occur within thirty (30) days after receiving the notice for such purpose sent by the Indemnified Party.

14.6       Without prejudice to the foregoing, the Parties establish that the obligations to indemnify set forth herein do not cover indirect damages and loss of profits.

XV.       CONFIDENTIALITY

15.1       Confidentiality. The Parties acknowledge that each Party and their respective employees and/or subcontractors (“Recipient Party”) may have access to proprietary or confidential information of the other Party by reason of the performance of the obligations set forth in this Agreement (“Disclosing Party”), of their respective customers and any other third parties relating to the operations and business of the Disclosing Party, including, but not limited to, secrets or financial, operational, economic, technical or legal information, opinions or other documents of the Disclosing Party contained in any physical or digital media, regardless of confidentiality notice or otherwise provided orally (“Confidential Information”), it being hereby established that the (i) Confidential Information may only be disclosed to current or future partners, managers, attorneys-in-fact, consultants, agents, employees and subcontractors of the Recipient Party who need access to Confidential Information by reason of the performance of the obligations set forth in this Agreement (“Representatives”); (ii) disclosure to third parties, directly or indirectly, in whole or in a party, individually or jointly, in Brazil or abroad, by any means, of any Confidential Information shall depend on the prior and express written authorization of the Disclosing Party; and (iii) Confidential Information may not be used for purposes other than those expressly defined in this Agreement.

15.1.1.       If any of the Parties or any of their Representatives are required, by virtue of law, court decision or by determination of any governmental authority, to disclose any Confidential Information, such Party, without prejudice to timely compliance with the legal or administrative determination, shall, unless prevented as a result of a certain court order or rule, send notice to the other Party regarding this obligation, as soon as possible, so that the Parties may, by mutual agreement, take the appropriate measures, including judicial measures, to preserve the Confidential Information. If the measures taken to preserve the Confidential Information are not successful, only the Confidential Information strictly necessary to the satisfaction of the legal duty and/or compliance with a court order or of any relevant authority for disclosing the information shall be disclosed.

15.1.2.       The following information is excluded from the confidentiality commitment: (i) available to the public in a way other than through disclosure by any of the Parties or by any of their Representatives; (ii) that were already known to the other Party or any of its Representatives prior to the disclosure of said information as a result of this Agreement; and (iii) that have been proven and independently developed without the use or reference to the Confidential Information.

15.1.3.       The confidentiality obligations set forth in this Agreement shall remain in force during the term of effectiveness this Agreement, as well as for an additional period of five (5) years from its respective termination.

15.1.4.       All Confidential Information disclosed within the scope of this Agreement shall remain in the exclusive possession and property of the Disclosing Party, provided that, upon termination hereof, shall be returned to the Disclosing Party or destroyed with due proof of destruction, at the discretion of the latter, upon written request to the Recipient Party.

XVI.       ANTI-CORRUPTION

16.1       The Parties represent that they, their Affiliates and their shareholders, directly or indirectly – even through their executives, directors, employees, representatives, third parties or agents of any nature - have never disrespected the Anticorruption Laws, as well as they have never made or authorized any offer, payment, promise of payment or authorization to pay any monetary value or anything else of value, including travel, gifts or entertainment, to any Public Agent or person who, in any way, appeared or could represent a Public Agent; as well as any offer of any monetary value or anything else of value paid was never made, in their interest or for their benefit, to any Public Agent or person who, in any way, appeared or could represent a public agent for the purpose of:

(i)       influence any act or decision;

(ii)       induce the performance or omission of the performance of any act, including its postponement or advance; or

(iii)       induce a Public Agent to use its influence with a governmental authority or affect or influence any act or decision of such governmental authority or Public Agent.

16.2       Likewise, the Parties, their Affiliates, and their partners/shareholders, directly or indirectly - through their executives, directors, employees, representatives, or agents of any nature, including any third party who has already acted on their behalf or for their benefit – have never incurred and shall continue not to incur any payment, offer or promise of payment, of any amounts or anything of value, in exchange for any improper benefit to the business of the Parties or companies related to them, as well as they have never performed any act harmful to the public administration.

16.3       Along the same line, the Parties, their Affiliates, and their partners/shareholders, represent that they comply with all measures to prevent breaches of integrity required or recommended by the anticorruption laws and that they have never been prosecuted or investigated in any level by the alleged performance of acts punished by the Anticorruption Laws, as well as they have never heard of any news, even if unofficially, that in any way involved them in the performance or investigation of violations of said Anticorruption Laws.

XVII.       GENERAL PROVISIONS

17.1       Entire Agreement. This Agreement governs and contains all the final provisions and negotiations between the Parties in relation to the matters discussed herein, superseding any other written or oral documents, contracts or understandings previously executed, which have the same or part of the subject matter of this Agreement. In particular, the Parties hereby resolve, by mutual agreement and without any penalties for any of the Parties, that this Agreement shall revoke and supersede, in full and immediately, the following instruments in force and entered into by and between the Parties:

(i)	Profit Sharing Agreement entered into, on July 24, 2015, by and between Santander Brasil, Getnet and, as an intervening consenting party, Interzat Participações Societárias Ltda., as amended on February 25, 2019;

(ii)	Partnership Agreement – Reimbursement - Santander Integrated Account entered into by and between Santander Brasil and Getnet, on August 19, 2016; and

(iii)	Accreditation Business Transfer Commercial Agreement and Other Covenants entered into by and between Santander Brasil and Getnet, on August 19, 2016.

17.2       Without prejudice to the other obligations set forth in this Agreement, the Parties agree to observe and fully comply with the sections contained in Exhibit IX to this Agreement, which is an integral and inseparable part to this Agreement.

17.3       Assignment. Neither Party may assign or transfer, in whole or in part, its rights and obligations arising from this Agreement, without the prior written consent of the other Party.

17.4       Amendments. This Agreement may only be validly amended provided that it is in writing, duly executed by the legal representatives of both Parties.

17.5       Binding nature and succession. This Agreement is irrevocably executed, and its obligations are legal, valid and binding on the Parties and their successors and heirs, on any account, and enforceable according to the terms hereof.

17.6       Waiver. Failure to exercise any rights or agreement with the failure to comply with any terms or conditions under this Agreement shall not constitute a waiver of any rights under this Agreement nor shall it prevent the said Party from executing or exercising any of these rights at any time.

17.7       Forbearance. No forbearance or delay by any of the Parties in enforcing or demanding the performance of the rights and obligations agreed in this Agreement shall constitute a novation or precedent of any nature. Such forbearance shall not impair or restrict the exercise of the same rights and obligations in similar future situations, as well as it shall not, in any case, exempt any of the Parties from the full performance of their obligations as agreed and set forth herein.

17.8       Severability. In the event that any section, term or provision of this Agreement is considered invalid or unenforceable, such invalidity or unenforceability shall not affect any other sections, terms or provisions contained herein, which shall remain in full force and effect.

17.9       Powers of Representation. The Parties, as well as their respective legal representatives, represent that they are duly authorized to sign and execute this Agreement, pursuant to their respective social instruments.

17.10       Communications. All notices, communications, notifications, waivers or consents set forth in this Agreement shall be in writing and sent by certified mail, or by any other means that allows proof of receipt by the Parties, including by email, provided that upon virtual proof of receipt. The address for communication is defined below, and any change of address of one of the Parties must be communicated to the other through written communication, in accordance with the provisions of this section.

SANTANDER BRASIL (BRASIL) S.A.:

Address: Avenida Presidente Kubitschek, nº 2.041 e 2.235, Bloco A, Vila Olímpia

São Paulo, SP

CEP 04543.011

E-mail: raribeiro@santander.com.br

To the Attention of: Reginaldo Antonio Ribeiro

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A.:

Av. Pres. Juscelino Kubitschek, 2041 - cj 121, Bloco A Cond. WTORRE JK - Vila Nova Conceição

São Paulo, SP

CEP 04543-011

E-mail: planejamento_financeiro@getnet.com.br

To the Attention of: Felipe Silva Marçal

17.11       Taxes. The Parties hereby agree that the payment of all federal, state and municipal taxes, social charges and others arising from tax, labor, social security or related legislation, charged as a result of this Agreement or in any way connected to it, shall be borne by Party defined as a taxpayer by the laws and regulations in the manner established therein.

XVIII.	APPLICABLE LAW AND DISPUTE RESOLUTION

18.1       Governing Law. This Agreement shall be governed by the laws of the Federative Republic of Brazil.

18.2       Dispute Resolution. The Parties expressly agree that any controversies, disputes or claims arising, among others, from the existence, validity, effectiveness, interpretation, compliance, implementation, termination or breach of this Agreement or in any way related hereto (including with respect to its exhibits and the existence, validity and effectiveness of this arbitration clause), and any legal relationships associated with this

Agreement (“Disputes”) shall be finally settled by arbitration, as set forth in Exhibit VIII to this Agreement.

XIX.	SIGNATURES

19.1       The Parties expressly acknowledge the veracity, authenticity, integrity, validity and effectiveness of this Agreement and its exhibits, formed in digital media, and agree to use and acknowledge, as a valid expression of consent, its signature in electronic format and/or by means of electronic certificates, including those that use certificates not issued by ICP-Brasil, pursuant to art. 10, § 2, of Provisional Measure No. 2,200-2, of August 24, 2001.

19.2       The Parties further represent their knowledge and express agreement that this Agreement may be signed digitally, electronically or by hand, or even in a mixed manner, in the latter case, two different forms of signature may be used, and the representations contained in this Agreement, signed by any of the above-elected means, including the mixed form, shall be presumed to be true in relation to the Parties, pursuant to articles 219 and 225 of Law no. 10,406/02 (Civil Code), as well as that expressed in Provisional Measure No. 2,200-2, of August 24, 2011, as applicable.

19.3       The Parties, for the purposes of validity and legal effectiveness of the digital and/or electronic signatures chosen above, inform the electronic addresses in section 17.10 of this Agreement, which, once used, shall be assumed to be true in relation to the Parties, making the provisions of this Agreement suitable, firm and agreed in relation to any agreement signed between the Parties.

In Witness Whereof, the Parties execute this instrument in two (2) counterparts of equal content and form, in the presence of the two (2) undersigned witnesses.

São Paulo, April 16, 2021.

[remainder of the page intentionally left blank]

[This signature page is an integral and inseparable part to the Business Partnership Agreement and Other Covenants, entered by and between Santander Brasil (Brasil) S.A. and Getnet Adquirência e Serviços para Meios de Pagamento S.A., on April 16, 2021]

SANTANDER BRASIL (BRASIL) S.A.

  /s/ Reginaldo Antonio Ribeiro    /s/ Alessandro Tomao    /s/ Marcelo Labuto

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A.

  /s/ Gustavo Bahia Gama Sechin    /s/ Pedro Coutinho

Witnesses:

/s/ Tatiana Kava	/s/ Fernanda Castro Ouriques
Name: Tatiana Kava	Name: Fernanda Castro Ouriques
RG: 2810244 SSP-SC	RG: 4091194995

EXHIBIT I

(Net Result of RAV Business)

I – CALCULATION OF THE NET RESULT OF RAV BUSINESS

1.       Without prejudice to the other obligations set forth in the Agreement, this Exhibit regulates the main terms and conditions applicable to the Net Result of RAV Business within the scope of the Partnership.

2.       The Parties undertake to comply with the terms and conditions set forth herein in a cumulative manner with the general rules set forth in the Agreement, in particular, those set forth in Chapter X. In the event of any conflict between the rules set forth herein and the general conditions contained in the Agreement, the rules contemplated in this Exhibit shall prevail, in what is specific and related to the calculation of the Net Result of RAV Business.

3.       The Net Result of RAV Business consists of the total revenue arising from the Prepayment of Receivables conducted by Santander Brasil with the ECs, as a result of this Partnership, less any costs and expenses inherent to the Prepayment of Receivables and borne by Santander Brasil.

4.       Revenues (accounted for on an accrual basis) shall be considered as those arising from the performance of Prepayment of Receivables operations.

5.       Expenses (accounted for on an accrual basis) shall be considered as:

(i)	Acquiring expenses: all costs incurred by Santander Brasil to transfer funds to other banks as a result of the acquisition activities and provision of payment method services carried out by Getnet. The acquiring expenses shall be calculated taking into account: (a) fees with interbank operations; (ii) costs with the Interbank Payment Clearing House (CIP); and (iii) costs with processing of operations; and

(ii)	Expenses with the Prepayment of Receivables business: (a) the cost incurred by Santander Brasil in raising the funds necessary to finance the Prepayment of Receivables operations, including the fees and charges inherent to the operation, but not limited to the tax cost and the cost related to the Brazilian Deposit Insurance Fund (Fundo Garantidor de Crédito or FGC) (Funding Cost); (b) the costs incurred by Santander Brasil with technology systems for the development of RAV activities, considered pro rata to the volume that RAV activities in the Partnership Channels represent in the total volume of RAV operations carried out by Santander Brasil; (c) all direct taxes levied on revenues from RAV operations in the Partnership Channels, as provided for in the legislation in force; (d) the costs incurred by Santander Brasil to transfer funds to other banks as a result of RAV activities carried out in the Partnership Channels; and (e) Santander Brasil’s operating losses related to RAV operations, considered pro rata to the volume that RAV activities in the Partnership Channels represent of the total volume of RAV operations carried out by Santander Brasil.

6.       For the purposes of Getnet’s control of the Net Result of RAV Business, Santander Brasil shall prepare separate financial statements (“RAV Statement”) and monthly Management Reports that shall be sent, together with the RAV Statement, to Getnet by the last business day of the month following the calculation (“Delivery Date of the Statements”), according to the model agreed between the Parties.

7.       The monthly calculation of the Net Result of RAV Business from the Prepayment of Receivables operations shall be made pursuant to Chapter X of this Agreement, with due regard for the revenues and expenses set forth in this Exhibit.

II – FINANCIAL SETTLEMENT

8.       The result of RAV Business calculated according to the above rules shall be fully attributable to Getnet, i.e.:

(i)	if the Result of RAV Business is greater than zero (profit), Santander Brasil shall pay Getnet the calculated amount; and/or

(ii)	if the Result of RAV Business is less than zero (loss), Getnet shall pay Santander Brasil the calculated amount.

9.       Payments for the settling of accounts shall be made, in national currency, from Santander Brasil to Getnet, or from Getnet to Santander Brasil, as the case may be, within the periods indicated below, counted as from the date of delivery of RAV Statement:

(i)	10th business day: DRE submission (memory-aid spreadsheet) by Santander Brasil’s finance department;

(ii)	11th business day: submission of the result transfer summary spreadsheet by Getnet;

(iii)	13th business day: verification, validation and release for issuing the invoice by Santander Brasil’s department of operations;

(iv)	13th business day: issue of invoice by Getnet;

(v)	14th business day onwards: the accounts payable department (GCP) shall have an average period of 7 to 10 business days for receipt, accounting via SAP, approval and payment with maturity date scheduled for the last day of the month.

10.       In the event that Santander Brasil or Getnet, as the case may be, made an overpayment or underpayment for settling of accounts relating to the Result of RAV Business due to an error that is subsequently duly recognized by mutual agreement between the Parties, said amount (i) if overpaid, shall be deducted from any future payments to be made by Santander Brasil to Getnet (or by Getnet to Santander Brasil, as the case may be) or, if there is no sufficient payment flow to offset all the amounts, a reimbursement shall be made within thirty (30) days after Santander Brasil or Getnet, as the case may be, is notified about it; or (ii) if underpaid, it shall be computed in the next calculation period.

EXHIBIT II

(Description of Getnet Products)

Without prejudice to others that may be agreed between the Parties, through electronic mail, it is hereby established that Getnet Products shall cover the following services and solutions:

(i)	Payment Services in a Physical Environment:

a)	Sale or lease of Acquiring Equipment, including, but not limited to, POS and PinPads;

a)	Integrated solutions;

b)	Auttar Services;

(ii)	Payment Services in a Digital Environment:

a)	Integration methods;

b)	Fraud management tool;

c)	Digital safe box;

d)	Recurrence tool;

e)	Payment split;

f)	Online store;

g)	GetPay;

h)	Getdata;

i)	Support for alternative payment methods;

j)	Marketplace.

EXHIBIT III

(Santander Counter Service Compensation)

1.       Without prejudice to the other obligations set forth in the Agreement, this Exhibit regulates the main terms and conditions applicable to the Santander Counter Service Compensation within the scope of the Partnership.

2.       The Parties undertake to comply with the terms and conditions set forth herein in a cumulative manner with the general rules set forth in the Agreement, in particular, those set forth in Chapter X. In the event of any conflict between the rules set forth herein and the general conditions contained in the Agreement, the rules contemplated in this Exhibit shall prevail, in what is specific and related to the Santander Counter Service Compensation.

3.       In consideration for the provision of Distribution services via Santander Counter Service, Santander Brasil shall be entitled to a monthly fee, corresponding to [...]% of the Eligible Billing (as defined below) of the relevant month.

3.1.       For the purposes of this Agreement, “Eligible Billing” means the amount of billing calculated for the Merchants, in the period of one month, whose revenue with the Net Merchant Discount Rate (MDR) generated by the Merchants collected through Distribution via Santander Counter Service, discounted from the fee of the brand (institution of payment arrangements) and from any other commercial incentives paid and/or disbursed by Getnet, such as discounts and rebates, is positive after applying the compensation of [...]% defined as Santander Counter Service Compensation.

4.       The calculation and payment of the Santander Counter Service Compensation shall observe the following schedule:

(i)	10th Business Day of each month: submission of a spreadsheet to Santander Brasil, by Getnet, with a statement of the Net MDR verified in the previous month;

(ii)	12th Business Day of each month: validation of the spreadsheet with a statement of the Net MDR by Santander Brasil’s department of operations;

(iii)	15th Business Day of each month: issue of invoice by Santander Brasil for payment by Getnet;

(iv)	20th Business Day of each month: payment by Getnet.

5.       The payment of the amounts owed to Santander Brasil as Santander Counter Service Compensation shall observe the general rules contained in Section X of this Agreement.

EXHIBIT IV

(Offers, Sale and Lease Reimbursement)

I – CALCULATION OF THE VOLUME OF SPECIAL CONDITIONS

1.1       The Parties agree that Getnet shall be responsible for calculating, on a monthly basis, (i) the volume of discounts granted on the lease of Means of Capture or on other Getnet Products by reason of the Special Conditions of Santander Integrated Account; (ii) the number of Means of Capture sold and the respective subsidized amounts; and (iii) the differences in rates charged for the MDR and Prepayment of Receivables, in addition to monthly sending to Santander Brasil a statement, pursuant to the section below, for Santander Brasil to validate the amounts calculated for the payment of the Sale and Lease Reimbursement to Getnet, under the terms set forth herein.

1.2       The aforementioned statement shall observe the model to be defined between the Parties and present: (i) the number of customers who have Means of Capture with lease discounts granted by reason of the Special Conditions of Santander Integrated Account; (ii) the amount corresponding to the sum of the lease amounts charged in the Means of Capture with discounts granted by reason of the benefits of Santander Integrated Account; (iii) the amount of the Sale and Lease Reimbursement to be paid by Santander Brasil to Getnet, according to the percentages established in section 2 below (“Sale and Lease Reimbursement Statement”); (iv) the MDR and Prepayment of Receivables rates charged in the Retail segments that are below the parameters defined in the Combo or Insert Offers.

II – CONDITIONS OF THE REIMBURSEMENT

2.1       The Sale and Lease Reimbursement shall be limited to [...] percent ([...]%) of the sum of the lease amounts of the Means of Capture and the subsidized portion of the Means of Capture sold at Santander Counter Service at the time of accreditation, which include discounts granted by reason of the Special Conditions of Santander Integrated Account, or other offers jointly made between Santander Brasil and Getnet. The MDR and Prepayment of Receivables Rate Reimbursement shall be limited to [...] percent ([...]%) of the difference in the amounts earned between the rates calculated in relation to those charged when compared to the Combo or Insert Offers.

2.2       Except for the benefits, incentives and/or discounts granted in the context of the Getnet Rebate for purposes of retaining or conquering Strategic Customers, there shall be no reimbursement when the granting of the discount in the Means of Capture is carried out directly by Getnet by reason of commercial negotiation/agreement made by it with the ECs. Getnet is responsible for informing in the said Statement the ECs that may have been awarded such discount.

III – CALCULATION AND PAYMENT OF THE REIMBURSEMENT

3.1       The calculation and payment of the Sale and Lease Reimbursement shall observe the following schedule:

(i)	10th Business Day of each month: submission of a spreadsheet, by Getnet to Santander Brasil, with the Lease Reimbursement Statement in relation to the previous month;

(ii)	15th Business Day of each month: validation by Santander Brasil of the submitted spreadsheet;

(iii)	Up to the 5th of the following month: payment by Santander Brasil of the Lease Reimbursement amount.

EXHIBIT V

(Compensation for Origination of Credit Operations)

1.       Without prejudice to the other obligations set forth in the Agreement, this Exhibit regulates the main terms and conditions applicable to the Compensation for Origination of Credit Operations within the scope of the Partnership.

2.       The Parties undertake to comply with the terms and conditions set forth herein in a cumulative manner with the general rules set forth in the Agreement, in particular, those set forth in Chapter X. In the event of any conflict between the rules set forth herein and the general conditions contained in the Agreement, the rules contemplated in this Exhibit shall prevail, in what is specific and related to the Compensation for Origination of Credit Operations.

3.       In consideration for the provision of Credit Operations Origination services, Getnet shall be entitled to a monthly compensation, corresponding to [...] percent ([...]%) of the total volume of Credit Operations originated by it in the immediately preceding month.

6.       The calculation and payment of the Compensation for Origination of Credit Operations shall observe the following schedule:

(i)	10th Business Day of each month: submission of a spreadsheet, by Santander Brasil to Getnet, with a statement of the Credit Operations originated by it in the previous month;

(ii)	15th Business Day of each month: validation by Getnet of the submitted spreadsheet;

(iii)	Up to the 5th of the following month: issue of invoice by Getnet for payment by Santander Brasil;

(iv)	Up to the 10th of the following month: payment by Santander Brasil.

7.       The payment of the amounts owed by Santander Brasil to Getnet as Compensation for Origination of Credit Operations shall observe the general rules contained in Section X of this Agreement.

EXHIBIT VI

(Compensation for Generation of Leads)

1.       Without prejudice to the other obligations set forth in the Agreement, this Exhibit regulates the main terms and conditions applicable to the Compensation for Generation of Leads within the scope of the Partnership.

2.       The Parties undertake to comply with the terms and conditions set forth herein in a cumulative manner with the general rules set forth in the Agreement, in particular, those set forth in Chapter X. In the event of any conflict between the rules set forth herein and the general conditions contained in the Agreement, the rules contemplated in this Exhibit shall prevail, in what is specific and related to the Compensation for Generation of Leads.

3.       In consideration for the provision of services of Generation of Leads, Getnet shall be entitled to a monthly compensation according to the number and modality of leads generated that have resulted in new Santander Brasil customers in the immediately preceding month, with due regard for the table below:

Segment	Price (R$)
[...]	[...]
[...]	[...]
[...]	[...]

* [...]

4.       The calculation and payment of the Compensation for Generation of Leads shall observe the following schedule:

(i)	10th Business Day of each month: submission of a spreadsheet, by Santander Brasil to Getnet, with a statement of the leads generated that have resulted in new Santander Brasil customers in the previous month;

(ii)	12th Business Day of each month: validation by Getnet of the submitted spreadsheet;

(iii)	15th Business Day of each month: issue of invoice by Getnet for payment by Santander Brasil;

(iv)	20th Business Day of each month: payment by Santander Brasil.

5.       The payment of the amounts owed by Santander Brasil to Getnet as Compensation for Generation of Leads shall observe the general rules contained in Section X of this Agreement.

EXHIBIT VII

(Getnet Rebate and Rebate Reimbursement)

I – CALCULATION OF THE VOLUME OF GETNET REBATE

1.1.       The Parties agree that Getnet shall be responsible for calculating, on a monthly basis, the volume of the Getnet Rebate granted to Strategic Customers, and monthly sending to Santander Brasil a statement, pursuant to the section below, for Santander Brasil to validate the amounts calculated for the purposes of Rebate Reimbursement to Getnet, under the terms set forth herein.

1.2.       The aforementioned statement must observe the model to be defined between the Parties and present: (i) the number of customers who benefit from Getnet Rebate within the scope of the Acquiring Business; (ii) the total amount corresponding to the discounts granted as a Getnet Rebate; (iii) the amount of the Rebate Reimbursement to be paid by Santander Brasil to Getnet, according to the percentage established in section 2.1 below (“Rebate Reimbursement Statement”).

II – PAYMENT CONDITIONS OF THE REBATE REIMBURSEMENT

2.1       The Rebate Reimbursement shall correspond to [...] percent ([...]%) of the sum of the Getnet Rebate granted to Strategic Customers.

2.2       The calculation and reimbursement of Getnet Rebate must observe the following schedule:

(i)	15th Business Day of each month: submission of a spreadsheet, by Getnet to Santander Brasil, with the Rebate Reimbursement Statement in relation to the previous month;

(ii)	18th Business Day of each month: validation by Santander Brasil of the submitted spreadsheet;

(iii)	5th Business Day of each subsequent month: payment by Santander Brasil of the Rebate Reimbursement amount.

EXHIBIT VIII

(Dispute Resolution Procedure)

1.       Amicable Solution. The Parties agree that, before starting an arbitration to resolve any Dispute, they shall attempt to negotiate an amicable settlement agreement for said Dispute, within a period not exceeding twenty (20) Business Days counted as from the receipt by a Party of notice on the existence of the Dispute, sent by the other Party.

2.       Arbitration. Upon expiry of the period established in item (i) above or if it is impossible to obtain an amicable solution, the Interested Party shall submit the Dispute to arbitration, before the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CCBC”), according to the CCBC Arbitration Rules in force on the date of the request for the commencement of arbitration (“CCBC Rules”), with the exception of the changes set forth herein. Any dispute related to the commencement of the arbitration shall be settled in a final and binding manner by the arbitrators according to this Section 2.

3.       Tribunal Composition. The arbitration proceeding shall be conducted by an arbitration tribunal (“Arbitration Tribunal”), composed of three (3) arbitrators, with one (1) arbitrator being appointed by the plaintiff and one (1) arbitrator being appointed by the defendant. If there is more than one plaintiff and/or more than one defendant, the plaintiffs and/or defendants shall jointly appoint their respective arbitrator. The two (2) arbitrators thus appointed shall appoint, by mutual agreement, the third arbitrator, who shall act as the chairman of the Arbitration Tribunal, within the period provided for in the CCBC Rules. If any of the three (3) arbitrators is not appointed within the period provided for in the CCBC Rules, CCBC shall be responsible for appointing him/her/them according to the CCBC Rules. Any and all disputes regarding the appointment of arbitrators by the parties, as well as the choice of the third arbitrator, shall be settled by CCBC.

4.       Venue, Language and Applicable Law. The venue of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award shall be rendered, and it shall be conducted in Portuguese. The Arbitration Tribunal shall apply the Brazilian Law, the decision based on equity being forbidden.

5.       Measures and Execution. The Arbitration Tribunal may grant the urgent, provisional and definitive measures it deems appropriate, including those directed to the specific performance of the obligations set forth in this Agreement. Any order, decision, determination or award rendered by the Arbitration Tribunal shall be considered final and binding on the Parties and their successors, who expressly waive any appeal. The arbitration award may be executed before any judicial authority that has jurisdiction over the parties and/or their assets.

6.       Supporting Judicial Court. The Parties elect the Courts of the Judicial District of São Paulo, State of São Paulo, to the exclusion of any other, no matter how privileged it may be, for the exclusive purposes of: (a) ensuring the commencement of the arbitration; and (b) obtaining urgent measures to protect or safeguard rights prior to the Establishment of the Arbitration Tribunal, without this being considered as an act of waiver to the arbitration. Any measures granted by the Judicial Branch shall be immediately notified to the CCBC by the party that requested such measure. The Arbitration Tribunal, once established, may review, maintain or revoke the urgency measures granted by the Judicial Branch.

7.       Costs. Each party shall bear the costs and expenses that it gives rise to during the arbitration and the parties shall apportion in equal parts the costs and expenses whose cause may not be attributed to one of them. The arbitration award shall assign the losing party, or both parties, to the extent that their claims are not accepted, the final responsibility for the cost of the proceeding, including attorney’s fees for loss of suit.

8.       Confidentiality. The Parties undertake not to disclose (and not to allow the disclosure of) any information that they become aware of and any documents presented at the arbitration, which are not otherwise in the public domain, any evidence and materials produced in the arbitration and any decisions rendered in the arbitration, unless and to the extent that (a) the duty to disclose such information arises from the Law; (b) the disclosure of such information is required by a Government Authority or determined by the Judicial Branch; (c) such information is made public by any other means unrelated to the disclosure by the Parties or their affiliates; or (d) the disclosure of such information is necessary for one of the Parties to appeal to the Judicial Branch in the cases provided for in Law No. 9,307/96. Any and all disputes regarding the obligation of confidentiality established herein shall be finally settled by the Arbitration Tribunal.

9.       Consolidation. In order to facilitate the resolution of related disputes, the Arbitration Tribunal may, at the request of one of the Parties, consolidate the arbitration proceeding with any other pending arbitration proceeding involving the resolution of Disputes arising from this Agreement, the Agreement and/or disputes related to any other Transaction Document. The Arbitration Tribunal shall consolidate the proceedings provided that (a) there are common matters of fact and/or law between them; and (b) the consolidation in these circumstances does not result in losses arising from delays in resolving disputes. In case of conflicting decisions on the consolidation of proceedings, the decision of the first established arbitration tribunal, which shall have jurisdiction to conduct the consolidated arbitration proceeding, shall prevail. The consolidation decision shall be final and binding on all parties involved in the disputes and arbitration proceedings subject matter to the consolidation order.

10.       The Parties agree to use all their efforts to reach a prompt, economical and fair resolution of any Dispute.

11.       The capitalized terms not expressly defined in this Exhibit VIII or in the Agreement shall have the meanings ascribed to them in the Agreement.

EXHIBIT IX

The Sections below refer to certain rules, regulations, legislation and policies which the Parties agree to fully observe and comply with.

A)       Anti-Money Laundering

The Parties understand and accept that they are legal entities subject not only to the Brazilian law and international agreements on anti-money laundering and operational risks, but also to the rules and standards of conduct defined by the U.S. legislation called SOX – Sarbanes Oxley and by Law no. 12,846, of August 1st, 2013. In this regard, if there is a suspicion of any illegal practice or in violation of this Agreement by one of the Parties, it shall be at the sole discretion of the non-breaching Party to terminate the contractual relationship under the terms of the termination clause of this Agreement, regardless of justification.

B)       Communication of Ethical Deviations

Conflicts of an ethical nature, misconduct and any reports or complaints about non-compliance with ethical precepts must be communicated to the Reporting Channel through the Telephone number: 0800 602 1450, toll-free, available 24 hours a day, seven days a week, or through the Website: www.contatoseguro.com.br, by filling out an electronic form. In all available contact channels, the reporter may identify himself/herself or make an anonymous report. Secrecy and confidentiality are guaranteed, and all reports and complaints shall be properly investigated.

C)       Getnet Code of Ethical Conduct

The Parties, their representatives, third parties or subcontractors represent to be aware and in agreement with the Getnet Code of Ethical Conduct, available on the website: https://site.getnet.com.br/downloads/, undertaking to respect it in its entire content and form. Failure to comply with the said guidelines shall be considered a serious violation and may give rise to the termination of the agreement for cause, which shall automatically lead to the right to withhold payments and/or suspend the compliance with other obligations, as well as the obligation of Santander Brasil to indemnify Getnet for losses and damages that may be incurred and proven.

D)       Social and Environmental Obligations

The Parties recognize the importance and undertake, by themselves and their employees, to respect and contribute to the compliance with the constitutional principles, fundamental rights and guarantees, and social rights provided for in the Federal Constitution, such as, but not limited to: (i) prevent any form of discrimination; (ii) respect the environment; (iii) repudiate slave and child labor; (iv) guarantee the freedom of its employees to join unions and collectively negotiate labor rights; (v) contribute to a safe and healthy work environment; (vi) prevent moral and sexual harassment; (vii) share this commitment to social responsibility in the supply chain; (viii) work against corruption in all its forms, including extortion and bribery.

E)       Diversity

The Parties undertake to base their conduct on the principles of ethics, non-discrimination, isonomy and respect for the freedom and self-determination of human beings, respecting and promoting diversity, refraining from all forms of prejudice and discrimination, so that no person, whether within their institution and/or Party’s facilities, receives discriminatory treatment based on their race, skin color, ethnic origin, nationality, social position, age, religion, gender, sexual orientation, personal aesthetics, physical, mental or psychic condition, marital status, opinion, political conviction or any other differentiating factor. Discriminatory practices are considered as all actions or omissions carried out by reason of the aforementioned factors that violate the principle of equality. Also, in order to prevent the practice of discriminatory conduct and spread respect for all forms of manifestation of the human diversity, the Parties undertake to carry out training, at least annually, aimed at their employees directly involved in the provision of services and/or supply subject matter of this Agreement, based on respect for diversity, isonomy, repudiation of discriminatory conduct, even obliging themselves to carry out training for each new employee who joins the operation. Whenever requested by one of the Parties, the other Party shall prove compliance with these provisions.

F)       Procedures to Prevent the Performance of Acts against the Public Administration

The Parties, by themselves and their managers, directors, employees and agents, agree to:

(i)       conduct their business practices ethically and in accordance with the applicable legal precepts;

(ii)       repudiate and not allow any action that may constitute a harmful act pursuant to Law No. 12,846, of August 1st, 2013, and related legislation;

(iii)       have or undertake to implement, during the term of effectiveness of any agreement, a compliance and training program aimed at preventing and detecting violations of the anti-corruption rules and requirements established in each agreement; and

(iv)       immediately notify the other party if they have knowledge or suspicion of any conduct that constitutes or may constitute a practice of bribery or corruption related to the negotiation, completion or execution of the agreement, and hereby represent that they have not made and shall not make any payment, nor have they granted or shall grant benefits or advantages to any government authorities, or to consultants, representatives, partners or third parties related to them, with the purpose of influencing any act or decision of the public administration or ensuring any improper advantage, obtaining or preventing business, or obtaining any improper benefit.

G)       General Data Protection Law

The Parties agree, whenever applicable, to act in existing contracts to which they are parties, in accordance with the rules of the Brazilian legislation on the Protection of Personal Data (“LGPD”) – Law No. 13,709/2018 and in accordance with the provisions of the supervisory body on the matter, ANPD - National Data Protection Authority.

The Parties must:

a)       observe and comply with the legal rules in force and applicable to the processing and protection of personal data, including, but not limited to, the General Data Protection Law (Law No. 13,709/2018), as well as the instructions of the other Party regarding the matter, under penalty of bearing damages, losses, expenses, fines, penalties and attorneys’ fees that arise as a result of non-compliance, which is the reason for early termination of the agreement executed without application of fine or indemnification to the non-breaching Party.

b)       in case of leakage of personal and sensitive data involving the subject matter of any agreement entered into by and between the Parties, the Parties undertake to report it in writing, immediately after identifying the incident, and also undertake to inform the measures taken to solve or mitigate the problem.

c)       undertake to obtain the express and specific consent of the data subject in the case of sharing sensitive data, including data of children and teenagers, as determined by Law No. 13,709/18.

d)       keep a record of the operations for the processing of personal and sensitive data that they carry out, as well as implement technical measures necessary to protect the data against accidental or unlawful destruction, loss, alteration, unauthorized access and leakage, in addition to ensuring that the environment, regardless of whether physical or digital, used for the processing is structured in order to meet the security requirements, the standards of good governance practices and the principles provided for in the legislation and in other applicable regulatory rules.

e)       certify to the other Party that its employees, representatives, agents, suppliers or any third party connected to them shall also be acting in accordance with the Agreement and the provisions of the General Data Protection Law.

f)       undertake to assist each other in ensuring compliance with the obligation to respond to requests from data subjects, acting in accordance with specific business laws and the General Data Protection Law.

g)       undertake to preserve the personal data processed, for the execution of the agreement between the parties, for the time necessary according to its purpose. They also agree to the elimination of such data through a safe measure, when the purpose of the treatment is completed, in addition to compliance with the statutes of limitations for performance of legal obligations, as well as legal actions and inspections.

The Parties are not authorized to share with third parties the personal and sensitive data arising from the agreement between them, as well as they may not use this data to promote their services or products, without the express consent of the personal or sensitive data subject for such purposes, under the penalties provided for in the General Data Protection Law and other applicable legislation.

The Parties may not transfer personal data to any subcontractor without the proper written approval of the other Party. In the case of outsourcing to a subcontractor, the Party that intends to promote the outsourcing shall ensure that the subcontractor contractually assumes the performance of the obligations contained in the agreement, including those referring to the rules of the General Data Protection Law. If the subcontractor fails to comply with the protection of the personal data of the subjects, the responsible Party shall be held liable for any damages arising from this situation.

Upon the execution of this Agreement, the Parties represent that they are aware of and agree to indemnify the non-breaching Party, as the case may be, regardless of any other penalty that may be attributed to it, from and against all material and/or moral damages arising from any breach of the protection rights relating to the personal and sensitive data of its subjects to which it has access during the term of effectiveness of the agreement, including the period after the termination thereof.

H)       Information Security:

1.       The Parties shall, as the case may be:

a)       Fully comply with the minimum information security obligations and requirements established by the other Party during the term of effectiveness hereof. In the case of Getnet, such obligations and requirements are set forth in its Information Security Policy and are accessible to any interested third parties on the website https://site.getnet.com.br/wp-content/uploads/2020/11/PL_Seguranca_Informacao_Cibernetica_.pdf.pdf

b)       formally communicate to the other Party, without due delay, any and all information security incident that may compromise the services provided to the other Party, through the Information Security Incident Report (“RISI”) model, to be agreed between the Parties. Information security incidents that must be formally reported, with the presentation of the relevant corrective actions, not excluding other cases that may occur to the parties, are considered as:

i.	Improper or unauthorized physical access by one of the Parties to the facilities, systems or information belonging to the other Party;

ii.	Employee or service provider connected to one of the Parties who has not executed a Non-Disclosure Agreement (NDA) with the other Party;

iii.	Employee or service provider connected to one of the Parties without the qualification required to perform the contracted activities;

iv.	Security controls implemented by one of the Parties that are not effective, related to the confidentiality, integrity and availability of information from the data and files of the relevant Party;

v.	Non-compliance with the other Party’s information security policies and procedures;

vi.	Changing one Party’s Information, stored in the computer systems of the other Party;

vii.	Removal/copy/transfer of information from one of the Parties (digital or not) to an unauthorized location;

viii.	Execution of changes or modifications in the environment without formal authorization, set forth in the other Party’s internal processes;

c)       Have sufficient capacity to ensure that the levels of continuity of the agreed services shall be maintained, even after a disaster or failure of its main services.

d)       Have an implemented and documented Information Security Incident Notification and Management process, for the purposes set forth in item b) above, according to the model defined between the Parties.

e)       Provide, when requested by the other Party, the information security requirements that must be demanded from its own suppliers.

f)       Immediately notify the other Party of the resignation or voluntary withdrawal of any of its employees and/or subcontractors who are carrying out activities related to the agreement entered into by and between the parties.

g)       Whenever requested by one of the Parties, the other Party shall provide independent audit reports, such as the audits of Certification Bodies of ISO 27001, as well as corrective actions arising from non-conformities identified during the audit, with the respective terms for implantation. These documents may be made available at the facilities of one of the Parties for analysis and verification by the other Party.

2.       The obligations set forth in this section shall always prevail in case of doubt, and unless otherwise expressly stated in other related instruments executed between Getnet and Santander Brasil, regarding the secrecy of Confidential Information.

3.       Each of the Parties reserves the right to monitor, critically analyze and audit the services provided by the other Party, provided that this decision is communicated five (05) business days in advance.

3.1.       The monitoring of the services provided may be monthly carried out, based on the SLA (Service Level Agreement) established between the parties, to verify compliance with the requirements agreed in this Agreement.